Exhibit 10.15.8

EIGHTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND FIRST AMENDMENT TO PREEMPTIVE FORBEARANCE AND CONDITIONAL WAIVER AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement and First Amendment to Preemptive Forbearance and Conditional Waiver Agreement (this “Amendment”) is entered into as of November 30, 2018 by and between (i) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and (ii) ASPEN AEROGELS, INC., a Delaware corporation (“Borrower”), having a mailing address and principal place of business located at 30 Forbes Road, Building B, Northborough, Massachusetts 01532.

WHEREAS, Borrower and Bank are party to that certain Amended and Restated Loan and Security Agreement, dated as of September 3, 2014 (as amended, and as may be further amended, modified or supplemented from time to time, the “Loan Agreement”);

WHEREAS, Bank and Borrower are party to that certain Preemptive Forbearance and Conditional Waiver Agreement, dated as of August 30, 2018 (as amended, modified or supplemented from time to time prior to the date hereof, the “Forbearance Agreement”; capitalized terms used herein shall have the meanings given to them in the Forbearance Agreement unless otherwise defined herein);

WHEREAS, Borrower acknowledges that the Resulting Default under the Loan Agreement has occurred and are continuing;

WHEREAS, Borrower has requested that Bank continue to forbear from exercising its rights and remedies arising as a result of the Resulting Default; and

WHEREAS, Bank agrees to amend the Forbearance Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the matters set forth in the above recitals and the covenants and provisions set forth below, and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1.AMENDMENTS TO FORBEARANCE AGREEMENT.

A.	Section 3 of the Forbearance Agreement is amended in its entirety and replaced with the following:

“3.ACKNOWLEDGMENT OF DEFAULTS.  Borrower acknowledges that an Event of Default has occurred under the Loan Agreement as a result of Borrower’s failure to comply with the Adjusted Quick Ratio financial covenant contained in Section 6.9(b) of the Loan Agreement as of August 31, 2018 (the “Existing Default”).  In addition, Borrower anticipates that it may be in default under the Loan Agreement by virtue of its failure to comply with the Adjusted Quick Ratio financial covenant contained in Section 6.9(b) of the Loan Agreement as of November 30, 2018 (the “Anticipated Default”; the Existing Default and the Anticipated Default are referred to herein, each and together, as the “Resulting Default”).”

B.	Section 4(A) of the Forbearance Agreement is hereby amended by deleting the date “November 30, 2018” therein and replacing such date with “January 31, 2019”.
C.	Section 6 of the Forbearance Agreement is amended in its entirety and replaced with the following:

“6.CONDITIONAL WAIVER. Subject to the conditions set forth in this Agreement, upon receipt by Bank of (i) a Compliance Certificate in form and substance acceptable to Bank for the period ending January 31, 2019 which indicates that no Event of Default has occurred and is continuing and (ii) evidence satisfactory to Bank demonstrating that, on or prior to the expiration of the Forbearance Period, either (x) Borrower has received net proceeds of at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in connection with the issuance of additional equity interests of Borrower or (y) additional prepayment tranches from BASF (the “Additional BASF Indebtedness”) in an amount not less than Five Million Dollars ($5,000,000) (each, a “Waiver Event”), then at such time the Resulting Default shall be deemed waived by Bank without any further action by Borrower or Bank and the terms of this Agreement shall no longer apply (the “Conditional Waiver”).  Bank consents to Borrower incurring the Additional BASF Indebtedness in an amount not to exceed Five Million Dollars ($5,000,000) and acknowledges that such amount of Additional BASF Indebtedness shall constitute “Permitted Indebtedness” under the Loan Agreement.  Notwithstanding anything to the contrary contained herein, the Conditional Waiver shall be of no force or effect, and the Resulting Default shall not be waived if (x) the Compliance Certificate for the period ending January 31, 2019 (i) is not timely received by Bank, (ii) indicates that an Event of Default has occurred and is continuing, or (iii) is not in form and substance acceptable to Bank, or (y) a Waiver Event does not timely occur.  Borrower hereby acknowledges and agrees that except as specifically provided in this Section 6, nothing in this section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.”

2.AMENDMENT TO LOAN AGREEMENT.  The definition of “Borrowing Base” appearing in Section 13.1 of the Loan Agreement is amended in its entirety and replaced with the following:

““Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts, plus (b) eighty percent (80%) of Eligible Foreign Accounts (provided, however, Eligible Foreign Accounts that are billed in a Foreign Currency shall have an advance rate of seventy percent (70%); and provided, further, that to the extent Eligible Foreign Accounts include BASF Receivables, such calculation shall be net of any credits Borrower is required to provide to BASF in connection the BASF Receivables due to each Pre-Payment pursuant to the Supply Agreement), provided, that, the availability under this subsection (b) plus the availability under subsection (c) below shall not exceed seventy-five percent (75%) of the Borrowing Base, plus (c) (i) when a Streamline Period is not in effect, the lesser of eighty percent (80%) of Eligible Specified Accounts or One Million Dollars ($1,000,000) and (ii) during a Streamline Period, eighty percent (80%) of Eligible Specified Accounts (and with respect to subsections (c)(i) and (c)(ii) hereof, when added to the availability under subsection (b) above, in each case subject to the overall cap set forth in subsection (b) above), plus (d) the lesser of thirty-five percent (35%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (X) prior to the timely occurrence of the Conditional Waiver (as defined in that certain Preemptive Forbearance and Conditional Waiver Agreement dated as of August 30, 2018 between Borrower and Bank (as amended, the “Forbearance Agreement”)), (i) One Million Five Hundred Thousand Dollars ($1,500,000) through and including December 15, 2018 and (ii) Zero Dollars ($0.00) thereafter, and (Y) after the timely occurrence of the Conditional Waiver (as defined in the Forbearance Agreement), Three Million Dollars ($3,000,000), as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank may decrease the foregoing amounts and percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.”

3.LIMITATIONS OF FORBEARANCE.  Borrower hereby acknowledges and agrees that nothing contained in the foregoing Section 1 or in any other section of this Amendment shall be deemed or otherwise construed as a waiver by Bank of the Resulting Default or any other Event of Default (as defined in the Loan Agreement, and whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, except as set forth herein.

4.CONDITIONS PRECEDENT TO EFFECTIVENESS.  This Amendment shall not be effective until such time as each of the following conditions precedent have been fulfilled to the satisfaction of Bank (such time, the “Effective Date”): this Amendment shall have been duly executed and delivered by the respective parties hereto and Bank shall have received a fully executed copy hereof.

5.FEES.  Borrower shall pay to Bank a fully earned, non-refundable forbearance fee in the amount of Five Thousand Dollars ($5,000), payable in full on the date hereof.  In addition, Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Amendment.

6.RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

7.CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Amendment, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to enter into this Amendment in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Amendment shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Amendment.

8.RELEASE.  In consideration of the agreements of Bank contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Bank and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, administrative agents and other representatives (Bank and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

9.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.  Section 11 of the Loan Agreement is hereby incorporated by reference in its entirety.

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This Amendment is executed as of the date first above written.

BORROWER:	BANK:
ASPEN AEROGELS, INC. By: /s/ John F. Fairbanks________________ Name: John F. Fairbanks________________ Title: CFO_____________________________	SILICON VALLEY BANK By: /s/ Steve Lyons____________________ Name: Steve Lyons______________________ Title: Director__________________________

PREEMPTIVE FORBEARANCE AND CONDITIONAL WAIVER AGREEMENT

This Preemptive Forbearance and Conditional Waiver Agreement (this “Agreement”) is entered into as of August 30, 2018 by and between (i) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and (ii) ASPEN AEROGELS, INC., a Delaware corporation, having a mailing address and principal place of business located at 30 Forbes Road, Building B, Northborough, Massachusetts 01532 (“Borrower”).

10.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 3, 2014, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement, dated as of September 3, 2014, between Borrower and Bank (as amended, and as may be further amended, modified or supplemented from time to time, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

11.DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral, as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).  Hereinafter, the Loan Agreement, the Security Documents, and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

12.ACKNOWLEDGMENT OF POTENTIAL DEFAULT.  Borrower anticipates that it may be in default under the Loan Agreement by virtue of its failure to comply with the Adjusted Quick Ratio financial covenant contained in Section 6.9(b) of the Loan Agreement as of August 31, 2018 (the “Anticipated Default”).  To the extent the Anticipated Default results in an Event of Default under the Loan Agreement (the “Resulting Default”), the terms of this Agreement shall control.

13.FORBEARANCE BY BANK.

A.

In consideration of, among other things, Borrower’s compliance with each and every term of this Agreement, Bank hereby agrees to forbear from exercising its rights and remedies as a result of the Resulting Default until the earliest to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Resulting Default), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, or (iii) 2:00 p.m. (Boston, Massachusetts time) on November 30, 2018 (the period commencing as of the date of the effectiveness of this Agreement and ending on the earliest of (i), (ii) or (iii) above shall be referred to as the “Forbearance Period”).

B.

Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of this Agreement shall be deemed or otherwise construed as a waiver by Bank of the Resulting Default or any other Default or Event of Default (whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise.  This Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies based upon the Resulting Default upon the terms and conditions set forth herein.  Upon the expiration of the Forbearance Period, the agreement of Bank to forbear as set forth in this Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as Bank may determine appropriate.

14.TERMS OF FORBEARANCE.

A.

From and after the execution of this Agreement but subject to the terms and conditions set forth in Section 6, Borrower agrees that Bank shall have no further obligation to make any Advances to Borrower, or to issue any other Credit Extensions for Borrower’s account, or to provide any other extensions of credit of any kind (if an obligation exists in a particular instance) to Borrower.  Notwithstanding the foregoing, during the Forbearance Period and at the request of Borrower, Bank may, in its sole and exclusive discretion, continue to make Advances (hereinafter, such financial accommodations shall be referred to collectively as “Discretionary Financial Accommodations”

and singly as a “Discretionary Financial Accommodation”), subject, in all events, to the terms and conditions of this Agreement, the Loan Agreement (including but not limited to, all limitations imposed by the Borrowing Base and the Availability Amount) and the other Loan Documents, as affected hereby.  Borrower covenants and agrees that if, in the sole and exclusive discretion of Bank, Bank shall make any Discretionary Financial Accommodation during the Forbearance Period, such act shall not constitute (i) a waiver of the Resulting Default, or of any other Default or Event of Default which may now exist or which may occur after the date of this Agreement under any of the Loan Documents, or (ii) an agreement on the part of Bank to make any further extensions of credit of any kind to Borrower at a later date.

B.

At all times during the Forbearance Period, Borrower shall comply with all terms and conditions of the Loan Agreement and the other Loan Documents including, without limitation, all representations, warranties, affirmative and negative covenants contained in the Loan Agreement and the other Loan Documents.

C.

During the Forbearance Period, Borrower shall continue to remit all regularly scheduled payments (whether due on account of any Credit Extension or otherwise, including all principal, interest, fees, costs and other amounts) which may become due under the Loan Agreement, as and when such payments are due.

D.

Bank agrees that the outstanding Credit Extensions and all other Obligations of Borrower to the Bank shall not accrue interest at the Default Rate during the Forbearance Period.  Borrower acknowledges and agrees that the Bank’s determination to refrain from exercising its right to increase the applicable rate of interest to the Default Rate during the Forbearance Period shall not be deemed to constitute an agreement on the part of Bank to refrain from imposing the Default Rate at any time after the expiration of the Forbearance Period.

15.CONDITIONAL WAIVER.  Subject to the conditions set forth in this Agreement, upon receipt by Bank of (i) a Compliance Certificate in form and substance acceptable to Bank for the period ending September 30, 2018 which indicates that no Event of Default has occurred and (ii) evidence satisfactory to Bank demonstrating that Borrower has received, on or prior to the expiration of the Forbearance Period, net proceeds of at least Five Million Dollars ($5,000,000) in connection with either the issuance of additional equity interests of Borrower, additional  prepayment tranches from BASF in an amount not to exceed Five Million Dollars ($5,000,000) (the “Additional BASF Indebtedness”), or the incurrence of Subordinated Debt (the “Capital Raise”), then at such time the Resulting Default shall be deemed waived by Bank without any further action by Borrower or Bank and the terms of this Agreement shall no longer apply. Bank consents to the Borrower incurring the Additional BASF Indebtedness and acknowledges that the Additional BASF Indebtedness shall constitute “Permitted Indebtedness” under the Loan Agreement. Notwithstanding anything to the contrary contained herein, the Resulting Default shall not be waived if (x) the Compliance Certificate for the period ending September 30, 2018 (i) is not timely received by Bank, (ii) indicates that an Event of Default has occurred, or (iii) is not in form and substance acceptable to Bank, or (y) the Capital Raise is not timely consummated.  Borrower hereby acknowledges and agrees that except as specifically provided in this Section 6, nothing in this section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

16.FEES.  Borrower shall pay to pay to Bank a fully earned, non-refundable forbearance fee in the amount of Three Thousand Dollars ($3,000), payable on the date of this Agreement.  In addition, Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Agreement.

17.CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

18.RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

19.NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

20.CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to enter into this Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Agreement.

21.RIGHT OF SET OFF.   Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default (other than the Resulting Default, during the Forbearance Period), without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligations of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

22.CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.  Section 11 of the Loan Agreement is hereby incorporated by reference in its entirety.

23.COUNTERSIGNATURE.  This Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Agreement is executed as of the date first above written.

BORROWER:	BANK:
ASPEN AEROGELS, INC. By: /s/ John F. Fairbanks________________ Name:_ John F. Fairbanks _________________ Title: Chief Financial Officer______________	SILICON VALLEY BANK By: /s/ Daniel Donovan________________ Name:__ Daniel Donovan ________________ Title: __Vice President___________________